BETTER CHOICE COMPANY INC. ANNOUNCES SECOND QUARTER 2023 RESULTS

Enhanced Operational and Financial Discipline
33% Growth in EPS Year-Over-Year
Gross Margin Growth of 543 Basis Points Year-Over-Year
Increased Operating Margin Growth of 127 Basis Points Year-Over-Year

TAMPA, FL, August 21, 2023 -- Better Choice Company Inc. (NYSE American: BTTR) (the “Company” or “Better Choice”), a pet health and wellness company, announced its results for the second quarter ended June 30, 2023 ("Q2 2023").

SECOND QUARTER 2023 FINANCIAL HIGHLIGHTS
•Net revenue increased 14% from first quarter 2023 to $10.5 million
•Gross margin increased 543 basis points year-over-year (“YOY”) to 34%
•Operating loss improved 39% YOY to $(2.6) million
•Operating margin improved 127 basis points YOY to (-25%)
•Net loss improved 32% to $(3.0) million.
•Earnings (loss) per share (“EPS”) improved 33% YOY to $(0.10)
•Adjusted EBITDA improved 14% YOY to $(1.8) million1

SIX MONTHS 2023 FINANCIAL HIGHLIGHTS
•Gross margin increased 640 basis points YOY to 35%
•Operating loss improved 29% YOY to $(5.9) million
•Net loss improved 23% YOY to $(6.4) million
•EPS improved 28% YOY to $(0.21)
•Adjusted EBITDA improved 13% YOY to $(3.6) million1

SECOND QUARTER 2023 OPERATIONAL UPDATE
•Appointed pet industry executive, Kent Cunningham, as Chief Executive Officer
•Entered into a strategic partnership with Alphia, Inc., (“Alphia”) an industry leader in premium pet food manufacturing
•Paid down and eliminated a $13.5 million Revolving Line of Credit

Better Choice generated $10.5 million in net sales, over Q2 2023, with approximately 70% driven by its Halo Holistic® product line across its E-Commerce and International channels. Point-of-sale (“POS”) growth and strength of digital presence drove a 14% net sales growth from the first quarter of 2023 (“Q1 2023"). In the E-Commerce channel year-to-date, the Halo Holistic® plant based vegan and dry cat products showed a respective 21% and 28% POS growth2 YOY, and are growing dollar share. The Direct-to-Consumer digital segment experienced 28% net sales growth in the second quarter since Q1 2023, driven by a focused customer acquisition and revised promotional strategy. Additionally, the renovated Halo products have resulted in consumer satisfaction growth with an average product rating of 4.6 stars.

1 Adjusted EBITDA is a non-GAAP measure. Reconciliation of Adjusted EBITDA and to net income (loss), the most directly comparable GAAP financial measure, is set forth in the reconciliation table accompanying this release.
2 Point-of-sale growth is a non-GAAP measure.

Net sales softness YOY is attributable to dry kibble supply chain constraints that have impacted the business in the short-term. The Company experienced consistent fulfillment delays from its co-manufacturing partner, which resulted in material out-of-stocks across the Halo Elevate® dog product line and delayed the launch of Halo Elevate® cat products. Despite the topline softness associated with the delays, the largest pet specialty customer realized 55% revenue growth YOY in the second quarter. The Company expects the supply chain constraints to be fully resolved by the end of the third quarter. The Company has started the transition of its dry kibble manufacturing to Alphia, a strategic partnership that will diminish future continuity of supply risk and help improve gross margins. While the move to Alphia will have a positive impact on order fulfillment, the transition has expectedly created delays in foreign market registrations, in turn delaying the Company’s ability to launch in new markets in the short-term. Despite the transition impact, the Company realized a 42% net sales growth from Q1 2023 in its largest International customer, comprising 81% of the segment year-to-date.

“The second quarter was highlighted by our gross margin improvement and step change in operational discipline,” commented newly appointed CEO of Better Choice, Kent Cunningham. “The gross margin improvement of 640 basis points YOY was fueled by strategic pricing initiatives, and a 3% YOY improvement of average equivalized unit conversion and input costs in the first half of 2023. Over the past 90 days, I have seen first-hand the passion of our people and the strength of our Halo brand. The quality of our products is recognized by our consumers and customers, and the visible benefits of feeding our products are real. That said, we recognize the major areas of focus that our Company must immediately address to improve our operations and financial controls, cost structure, and corporate culture to realize synergies across channels and geographies and lay the foundation for sustained profitable growth. Keeping operational improvements at the forefront will continue to fuel our path to profitability and future growth trajectory. Despite the significant and sustained out-of-stocks negatively impacting topline, our focus on operational and financial fundamentals will continue to improve EBITDA and operating margins for the remainder of 2023 and build momentum heading into 2024.”

“In summary, while we experienced significant product supply headwinds in the quarter, we are positioning ourselves to build momentum in the remainder of 2023 as we transition production to Alphia, improve our capabilities firm-wide, and hold our teams accountable for results. We believe our sustained improvement efforts across all levels of the organization will drive growth and accelerate our path to profitability – with the goal of increasing shareholder value over the long term. I look forward to recognizing that goal and unlocking Halo’s full potential.”

Better Choice Company Inc.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$10,536	$16,515	$19,773	$33,529
Cost of goods sold	6,948	11,788	12,944	24,095
Gross profit	3,588	4,727	6,829	9,434
Operating expenses:
Selling, general and administrative	6,173	8,988	12,669	17,656
Total operating expenses	6,173	8,988	12,669	17,656
Loss from operations	(2,585)	(4,261)	(5,840)	(8,222)
Other expenses:
Interest expense, net	(379)	(106)	(608)	(182)
Total other expense, net	(379)	(106)	(608)	(182)
Net loss before income taxes	(2,964)	(4,367)	(6,448)	(8,404)
Income tax expense	—	—	—	3
Net loss available to common stockholders	$(2,964)	$(4,367)	$(6,448)	$(8,407)

Weighted average number of shares outstanding, basic	30,551,653	29,364,712	30,516,666	29,327,316
Weighted average number of shares outstanding, diluted	30,551,653	29,364,712	30,516,666	29,327,316
Net loss per share available to common stockholders, basic	$(0.10)	$(0.15)	$(0.21)	$(0.29)
Net loss per share available to common stockholders, diluted	$(0.10)	$(0.15)	$(0.21)	$(0.29)

Better Choice Company Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands, except share amounts)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$3,607	$3,173
Restricted cash	—	6,300
Accounts receivable, net	5,781	6,744
Inventories, net	8,557	10,257
Prepaid expenses and other current assets	1,820	1,051
Total Current Assets	19,765	27,525
Fixed assets, net	292	375
Right-of-use assets, operating leases	147	173
Intangible assets, net	9,296	10,059
Other assets	904	544
Total Assets	$30,404	$38,676
Liabilities & Stockholders’ Equity
Current Liabilities
Accounts payable	$4,193	$2,932
Accrued and other liabilities	2,818	2,596
Line of credit	2,260	—
Warrants liabilities	2,208	—
Operating lease liability	54	52
Total Current Liabilities	11,533	5,580
Non-current Liabilities
Line of credit, net	—	11,444
Term loan, net	2,550	—
Operating lease liability	96	124
Total Non-current Liabilities	2,646	11,568
Total Liabilities	14,179	17,148
Stockholders’ Equity
Common Stock, $0.001 par value, 200,000,000 shares authorized, 30,577,148 & 29,430,267 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	30	29
Additional paid-in capital	321,215	320,071
Accumulated deficit	(305,020)	(298,572)
Total Stockholders’ Equity	16,225	21,528
Total Liabilities and Stockholders’ Equity	$30,404	$38,676

Better Choice Company Inc.
Non-GAAP Measures
Adjusted EBITDA
We define Adjusted EBITDA as EBITDA further adjusted to eliminate the impact of certain items that we do not consider indicative of our core operations. Adjusted EBITDA is determined by adding the following items to net (loss) income: interest expense, tax expense, depreciation and amortization, share-based compensation, warrant expense, impairment of goodwill, loss on disposal of assets, change in fair value of warrant liabilities, gain or loss on extinguishment of debt, equity and debt offering expenses and other non-recurring expenses.
We present Adjusted EBITDA as it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We believe that the disclosure of Adjusted EBITDA is useful to investors as this non-GAAP measure forms the basis of how our management team reviews and considers our operating results. By disclosing this non-GAAP measure, we believe that we create for investors a greater understanding of and an enhanced level of transparency into the means by which our management team operates our company. We also believe this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.
Adjusted EBITDA does not represent cash flows from operations as defined by GAAP. Adjusted EBITDA has limitations as a financial measure and you should not consider it in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net (loss) income, gross margin, and our other GAAP results.

The following table presents a reconciliation of net loss, the closest GAAP financial measure, to EBITDA and Adjusted EBITDA for each of the periods indicated (in thousands):
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss available to common stockholders	$(2,964)	$(4,367)	$(6,448)	$(8,407)
Interest expense, net	379	106	608	182
Income tax expense	—	—	—	3
Depreciation and amortization	421	430	845	839
EBITDA	(2,164)	(3,831)	(4,995)	(7,383)
Non-cash share-based compensation and warrant expense (a)	284	801	1,145	1,892
Loss on disposal of assets	—	1	11	3
Strategic branding initiatives and product launches (b)	18	845	33	1,151
Co-manufacturing partner transition (c)	6	—	6	—
Other single occurrence expenses (d)	31	50	189	185
Adjusted EBITDA	$(1,825)	$(2,134)	$(3,611)	$(4,152)
(a) Non-cash expenses related to equity compensation awards. Share-based compensation is an important part of the Company's compensation strategy and without our equity compensation plans, it is probable that salaries and other compensation related costs would be higher.
(b) Single occurrence expenses related to marketing agency and design, strategic re-branding initiatives, Elevate® launch, product innovation and reformulations.
(c) Single occurrence expenses related to the transition of our largest dry kibble co-manufacturing supplier.
(d) Single occurrence expenses related to employee severance, executive recruitment, and other non-recurring professional fees.

About Better Choice Company Inc.
Better Choice Company Inc. is a pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. We offer a broad portfolio of pet health and wellness products for dogs and cats sold under our Halo brand across multiple forms, including foods, treats, toppers, dental products, chews, and supplements. We have a demonstrated, multi-decade track record of success and are well positioned to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. Our products consist of kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements. Halo’s core products are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. For more information, please visit https://www.betterchoicecompany.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company Inc.
Kent Cunningham, CEO

Investor Contact:
KCSA Strategic Communications
Valter Pinto, Managing Director
T: 212-896-1254
Valter@KCSA.com